Collaborative Investment Series Trust 485BPOS

Exhibit 99(g)(ii)(a)

FIRST AMENDMENT TO THE

COLLABORATIVE INVESTMENT SERIES TRUST

ETF CUSTODY AGREEMENT

THIS FIRST AMENDMENT is made and entered into as of the last date on the signature page (the “Effective Date”), by and between COLLABORATIVE INVESTMENT SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties entered into the Custody Agreement, dated as of January 31, 2025 (the “Agreement”); and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following fund:

●	Rareview Government Money Market ETF

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

COLLABORATIVE INVESTMENT SERIES TRUST		U.S. BANK NATIONAL ASSOCIATION

By:		By:
Name:	Gregory Skidmore	Name:	Greg Farley
Title:	President & Chairman	Title:	Senior Vice President
Date:	11/17/2025	Date:	11/20/2025

EXHIBIT A

Custody Agreement

Separate Series of Collaborative Investment Series Trust

Name of Series

Rareview 2x Bull Cryptocurrency & Precious Metals ETF

Rareview Government Money Market ETF

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